UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2008

ESSENTIAL INNOVATIONS TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-106839	88-0492134
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

114 West Magnolia Street, Suite 400-142 Bellingham, WA		98225
(Address of principal executive offices)		(Zip Code)

360-392-3902
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03—CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On May 16, 2008, Essential Innovations Technology Corp. entered into a financing agreement with Valens Offshore SPV II, Corp. (“Valens”), under which Valens provided Essential with $1,750,000 in exchange for a promissory note in that amount secured by all of Essential’s assets, excluding Essential’s Asian subsidiary. The note bears interest at the rate of 11% per year and is payable in 24 equal monthly payments commencing on November 1, 2008. The note is convertible into Essential’s common stock at the price of $0.10 per share, and the holder may elect to convert at any time. In addition to the note, Essential also granted to Valens warrants to purchase up to 3,500,000 shares of Essential’s common stock. The warrants have an exercise price of $0.001 per share and expire 20 years from the date of the grant.

The proceeds received by Essential were used to pay down approximately $1.35 million owing to Laurus Master Fund Ltd., an affiliate of Valens, with remaining funds used to cover fees, to purchase raw materials, to structure an interest escrow account for service of the note, and for working capital.

ITEM 3.02—UNREGISTERED SALES OF EQUITY SECURITIES

See Item 2.03 above. Valens was provided the opportunity to ask questions directly of our management. No general solicitation was used and Valens acknowledged in writing that the securities constituted restricted securities and consented to a restrictive legend on the certificates to be issued. This transaction was made in reliance on the exemption from registration in Section 4(2) of the Securities Act for transactions not involving any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSENTIAL INNOVATIONS TECHNOLOGY CORP.

Date: May 21, 2008	By:	/s/ Jason McDiarmid
Jason McDiarmid
Its President

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